Exhibit (a)(5)(e)

THIS ANNOUNCEMENT DATED 31 OCTOBER 2022 (THE “ANNOUNCEMENT”) DOES NOT CONSTITUTE AN OFFER AND IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO, OR FROM, ANY JURISDICTION OUTSIDE THE UNITED STATES OF AMERICA, SOUTH AFRICA, AND SINGAPORE IN WHICH THE INTRODUCTION OR IMPLEMENTATION OF THE OFFER (AS DEFINED BELOW) WOULD NOT BE IN COMPLIANCE WITH THE LAWS OR REGULATIONS OF SUCH JURISDICTION. PLEASE REFER TO PARAGRAPH 19 OF THE OFFER ANNOUNCEMENT (AS DEFINED HEREIN) FOR FURTHER DETAILS RELATING TO GRINDROD SHAREHOLDERS IN OTHER JURISDICTIONS.

GOOD FALKIRK (MI) LIMITED (Registration No.: 96379) (Incorporated in Marshall Islands)	TAYLOR MARITIME INVESTMENTS LIMITED (Registration No.: 69031) (Incorporated in Guernsey)

VOLUNTARY CONDITIONAL CASH OFFER

by

GOOD FALKIRK (MI) LIMITED, A WHOLLY-OWNED SUBSIDIARY OF TAYLOR MARITIME INVESTMENTS LIMITED

to acquire all the issued ordinary shares in the capital of

GRINDROD SHIPPING HOLDINGS LTD.

other than Shares held by the Offeror and Shares held in treasury

OFFER DOCUMENTATION PUBLISHED

On 12 October 2022, the boards of Taylor Maritime Investments Limited (“TMI”), Good Falkirk (MI) Limited (“Good Falkirk” or the “Offeror”) and Grindrod Shipping Holdings Ltd. (“Grindrod” or the “Company”) announced that they had entered into a transaction implementation agreement (the “Implementation Agreement”), dated as of 11 October 2022, among TMI, Good Falkirk and Grindrod, providing for a voluntary conditional cash offer (the “Offer”) to be made by the Offeror for all of the issued ordinary shares (the “Shares”) in the capital of Grindrod (other than Shares held by the Offeror and Shares held in treasury) (the “Offer Shares”), in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (the “Code”) and the rules of the U.S. Securities and Exchange Commission (the “SEC”) (the “Offer Announcement”).

Capitalised terms which are not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase (as defined below).

Publication of the Offer Documentation

TMI, Good Falkirk and Grindrod are pleased to announce that the offer to purchase containing the full terms and conditions of the Offer (the “Offer to Purchase”), together with the accompanying letter of transmittal to tender Shares (the “Letter of Transmittal”) and other related documents, were published on 28 October 2022, and are being mailed to record holders of Shares whose names appear on Grindrod’s shareholder list. The offer documents will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

TMI and Good Falkirk have filed a Tender Offer Statement on Schedule TO with the SEC that includes the Offer to Purchase, Letter of Transmittal and other related materials. Additionally, Grindrod has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, inter alia, the recommendation of Grindrod’s board of directors that Grindrod shareholders tender their Shares in the tender offer. The Offer to Purchase, the accompanying Letter of Transmittal and the Solicitation/Recommendation Statement and other filings related to the Offer will be made available free of charge at the SEC’s website at www.sec.gov. Copies of all documents filed with the SEC by TMI and/or the Offeror with regard to the Offer will also be available free of charge on TMI’s website at www.taylormaritimeinvestments.com/investor-centre/shareholder-information/. In addition, copies of Solicitation/Recommendation Statement on Schedule 14D-9, the Offer to Purchase and other related documents filed with the SEC by Grindrod will be available free of charge on Grindrod’s website at www.grinshipping.com/investorrelations.

In addition, Georgeson LLC is acting as Information Agent for the Offer and Computershare Trust Company, N.A. is acting as Depositary in the Offer. Requests for documents and questions regarding the Offer may be directed to Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor New York, NY 10104 and by telephone at (866) 695-6078 (toll-free).

Action required

The initial offer period ends at the expiration time of 11:59 p.m. (New York time) on 28 November 2022, or such other time and date to which the Offer is extended. Any extension of the Offer will be followed by public announcement thereof as promptly as practicable and by no later than 9:00 a.m. (New York time) on the next business day after the previously scheduled expiration time.

As further detailed in the Offer to Purchase, in order for Shares to be validly tendered into the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (A) the share certificates evidencing tendered Shares must be received by the Depositary at such address (unless such Shares are currently held by the registered holder thereof in uncertificated form, in which case the deliveries set forth in this clause (A) will not be required) or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Grindrod shareholders who hold Shares registered in the name of a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank, or other nominee, should contact their broker, dealer, trust company, DTCP, CSDP, bank or other nominee and give instructions for their Shares to be tendered.  Please note the relevant intermediary may set an earlier deadline for communication by shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, Grindrod shareholders who hold Shares through a broker, dealer, trust company, DTCP, CSDP, bank or other nominee, should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this announcement.

31 October 2022

BY ORDER OF THE BOARD	BY ORDER OF THE BOARD

GOOD FALKIRK (MI) LIMITED	TAYLOR MARITIME INVESTMENTS LIMITED

Forward-Looking Statements

This Announcement contains forward-looking statements relating to a voluntary conditional cash offer by the Offeror to acquire all of the issued ordinary shares in the capital of the Company (other than Shares held by the Offeror and Shares held in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.

All statements other than statements of historical facts included in this Announcement are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect TMI’s and the Offeror’s, or, as applicable, the Company’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information.

These forward-looking statements are subject to risks and uncertainties including, among other things, satisfaction or waiver of the conditions to closing of the Offer in the anticipated timeframe or at all, including uncertainties as to whether and how many of the Company’s shareholders will tender their shares into any offer and the possibility that any agreed transaction is not consummated.

Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Accordingly, actual results may differ materially from those described in such forward-looking statements. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, the Offeror, nor the Company undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or any other regulatory or supervisory body or agency.

Important Information

This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any Shares of the Company or any other securities, nor is it a substitute for the Tender Offer Statement on Schedule TO and other necessary filings that TMI and the Offeror filed, and the Solicitation/Recommendation Statement on Schedule 14D-9 and other necessary filings that the Company filed, with the SEC on October 28, 2022. Any solicitation and offer to buy Shares of the Company is only being made pursuant to the Offer to Purchase and related tender offer materials. The Tender Offer Statement , including the offer to purchase, the related letter of transmittal and certain other offer documents (as they may be updated and amended from time to time), and the Solicitation/Recommendation Statement on Schedule 14d-9 contain important information. Any holders of Shares are urged to read these documents carefully because they contain important information that holders of Shares should consider before making any decision with respect to the tender offer. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement and other filings related to the offer are available for free at the SEC’s website at www.sec.gov. Copies of all documents filed with the SEC by TMI and/or the Offeror with regards to the Offer are available free of charge on TMI’s website at www.taylormaritimeinvestments.com/investor-centre/shareholder-information/. Copies of the Offer to Purchase and the documents filed with the SEC by the Company are available free of charge on the Company’s website at www.grinshipping.com/investorrelations. In addition, holders of Shares may obtain free copies of the offer materials by contacting the information agent for the offer, Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor New York, NY 10104 and by telephone at (866) 695-6078 (toll-free).